Exhibit 99

UMH PROPERTIES, INC. FIRST QUARTER 2025 OPERATIONS UPDATE

FREEHOLD, NJ, April 2, 2025……UMH Properties, Inc. (NYSE: UMH) (TASE: UMH), a real estate investment trust (REIT) specializing in the ownership and operation of manufactured home communities, is providing investors with an update on the first quarter of 2025 operating results:

1.	UMH converted 115 new homes from inventory to revenue generating rental homes. UMH now owns approximately 10,400 rental homes with an occupancy rate of 94.7%.

2.	Same Property occupancy increased by 113 units during the first quarter and 227 units over last year to 88%.

3.	UMH achieved gross home sales revenue of $6.7 million compared to $7.4 million last year, representing a decrease of approximately 9.5%. Included in the first quarter sales last year was the liquidation of $730,000 of inventory at a sales center that was leased to a third-party operator. Excluding these sales, gross sales increased by 0.5% over last year.

4.	Our occupancy gains and rent increases achieved throughout 2024 and thus far in 2025 have increased our April 2025 rental and related charges by approximately 9% over April 2024. Rental and related charges for the first quarter were approximately $54.9 million compared to $50.7 million last year, representing an increase of approximately 8.3%.

5.	We issued and sold approximately 515,000 shares of Common Stock through our At-the-Market sale program at a weighted average price of $18.21 per share, generating gross proceeds of $9.4 million. Through the Preferred At-the-Market sale program, we issued and sold approximately 49,000 shares at a weighted average price of $23.03 per share, generating gross proceeds of approximately $1.1 million.

6.	UMH closed on the acquisition of two age-restricted manufactured home communities, located in Mantua, New Jersey, for a total purchase price of $24.6 million. These communities contain 266 developed homesites, of which 100% are occupied. They are situated on approximately 38 acres.

Samuel A. Landy, President and CEO of UMH Properties, Inc., stated “2025 is off to a strong start. We continue to fill homes in our communities through our rental home and sales program. This is evidenced by our increase in same property occupancy of 113 units and the increase in our rental home occupancy by 70 bps from 94.0% to 94.7%. We expect to continue to see occupancy and sales growth as we move into the spring and summer seasons when demand typically increases.

“UMH is on track to generate increased revenue through our 5% annual rent increase and our investment in 800 new rental homes. Additionally, we have the potential to further increase our gross sales and sales profits as a result of our previous investments in our expansions and new developments.

“Our solid and growing operating results have given management and the Board of Directors the confidence to increase the dividend for a fifth consecutive year. Our annual distribution to shareholders is now $0.90 per share. Assuming we hit the mid-point of our guidance, our payout ratio continues to improve and would be 90%. Our long-term plan is to continue to increase the dividend while reducing our payout ratio. Over the past five years, we have increased the dividend by 25%.

“We are pleased to complete our first acquisitions of 2025. These communities fit well within our existing footprint and are great additions to our portfolio. We have two communities in Maryland under contract that should close in the second quarter. We anticipate being active in the acquisition market as we progress throughout the year.”

It should be noted that the financial information set forth above reflects our preliminary estimates with respect to such information, based on information currently available to management, and may vary from our actual financial results as of and for the first quarter ended March 31, 2025. UMH’s final first quarter results will be released on Thursday, May 1, 2025, after the close of trading on the New York Stock Exchange and will be available on the Company’s website at www.umh.reit, in the Financials section. Senior management will discuss the results, current market conditions and future outlook on Friday, May 2, 2025, at 10:00 a.m. Eastern Time.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 141 manufactured home communities containing approximately 26,500 developed homesites, of which 10,400 contain rental homes, and over 1,000 self-storage units. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. Included in the 141 communities are two communities in Florida, containing 363 sites that UMH has an ownership interest in and operates through its joint venture with Nuveen Real Estate.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are based on the Company’s current expectations and involve various risks and uncertainties. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. The risks and uncertainties that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact: Nelli Madden

732-577-4062